                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)



                            ACME Communications, Inc.
                            -------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    004631107
                                    ---------
                                 (CUSIP Number)


                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

--------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 2 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------
    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jamie Kellner
--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         California

--------------------------------------------------------------------------------
        NUMBER OF       5.   SOLE VOTING POWER
         SHARES              -0-
      BENEFICIALLY
        OWNED BY      ----------------------------------------------------------
          EACH          6.   SHARED VOTING POWER
        REPORTING            8,895,814
         PERSON       ----------------------------------------------------------
          WITH
                        7.   SOLE DISPOSITIVE POWER
                             1,001,459
                      ----------------------------------------------------------

                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 3 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Doug Gealy

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Missouri


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                739,883
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 4 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas Allen

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         California


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                737,218
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 5 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas Embrescia

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                149,006
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         IN, OO

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 6 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael Roberts

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Missouri
--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                471,700
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         IN

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 7 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         BancBoston Ventures, Inc.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Massachusetts
--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                1,556,918
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 8 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta Communications VI, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                1,125,892
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]
--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 9 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta Comm S-by-S, LLC

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                25,628
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 10 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Alta Subordinated Debt Partners III, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                383,840
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 11 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CEA Capital Partners USA, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                1,535,360
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 12 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         CEA Capital Partners USA CI, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                1,535,360
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             -0-
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 13 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TCW Shared Opportunity Fund II, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                -0-
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             1,172,138
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 14 OF 25 PAGES
-----------------------------                       ---------------------------


--------------------------------------------------------------------------------

    1.   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TCW Leveraged Income Trust, L.P.

--------------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
    3.   SEC USE ONLY


--------------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


--------------------------------------------------------------------------------
       NUMBER OF        5.   SOLE VOTING POWER
        SHARES               -0-
     BENEFICIALLY     ----------------------------------------------------------
       OWNED BY         6.   SHARED VOTING POWER
         EACH                8,895,814
       REPORTING      ----------------------------------------------------------
        PERSON          7.   SOLE DISPOSITIVE POWER
         WITH                -0-
                      ----------------------------------------------------------
                        8.   SHARED DISPOSITIVE POWER
                             1,172,138
--------------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         8,895,814
--------------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                          [ ]

--------------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         51.4%
--------------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 15 OF 25 PAGES
-----------------------------                       ---------------------------


ITEM 1(a).     NAME OF ISSUER:
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               ACME Communications, Inc.
               2101 E. Fourth Street, Ste. 202A
               Santa Ana, CA 92705


ITEM 2(a).     NAME OF PERSONS FILING:
ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
ITEM 2(c).     CITIZENSHIP:

               Jamie Kellner
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Ste. 202A
               Santa Ana, CA 92705
               (California)

               Doug Gealy
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Ste. 202A
               Santa Ana, CA 92705
               (Missouri)

               Thomas Allen
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Ste. 202A
               Santa Ana, CA 92705
               (California)

               Thomas Embrescia
               1228 Euclid Avenue, Suite 860
               Cleveland, OH 44115
               (Ohio)

               Michael Roberts
               c/o ACME Communications, Inc.
               2101 E. Fourth Street, Ste. 202A
               Santa Ana, CA 92705
               (Missouri)

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 16 OF 25 PAGES
-----------------------------                       ---------------------------


               BancBoston Ventures, Inc.
               100 Federal Street,
               Boston, MA 02110
               (Massachusetts)

               Alta Subordinated Debt Partners III, L.P.
               200 Clarendon Street, Floor 51
               Boston, MA 02116
               (Delaware)

               Alta Communications VI, L.P.
               200 Clarendon Street, Floor 51
               Boston, MA 02116
               (Delaware)

               Alta Comm S-by-S, LLC
               200 Clarendon Street, Floor 51
               Boston, MA 02116
               (Delaware)

               CEA Capital Partners USA, L.P.
               17 State Street, 35th Floor
               New York, NY 10004
               (Delaware)

               CEA Capital Partners USA CI, L.P.
               17 State Street, 35th Floor
               New York, NY 10004
               (Cayman Islands)

               TCW Shared Opportunity Fund II, L.P.
               11100 Santa Monica Boulevard, Suite 2000
               Los Angeles, CA 90025
               (Delaware)

               TCW Leveraged Income Trust, L.P.
               11100 Santa Monica Boulevard, Suite 2000
               Los Angeles, CA 90025
               (Delaware)


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 17 OF 25 PAGES
-----------------------------                       ---------------------------


ITEM 2(e).  CUSIP NUMBER:

            004631107


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

      (a) [ ] Broker or dealer registered under Section 15 of the Act;

      (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

      (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


ITEM 4.     OWNERSHIP

      Jamie Kellner
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        1,001,459*
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      * Includes stock options exercisable within 60 days of 12/31/01.

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 18 OF 25 PAGES
-----------------------------                       ---------------------------


      Doug Gealy
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        739,883*
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      * Includes stock options exercisable within 60 days of 12/31/01.

      Thomas Allen
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        737,218*
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      * Includes stock options exercisable within 60 days of 12/31/01.

      Thomas Embrescia
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        96,777
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      Michael Roberts
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        471,700
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      BancBoston Ventures, Inc.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 19 OF 25 PAGES
-----------------------------                       ---------------------------


                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        1,556,918
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      Alta Subordinated Debt Partners III, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        383,840
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      Alta Communications VI, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        1,125,892
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      Alta Comm S-by-S, LLC
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        25,628
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      CEA Capital Partners USA, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        1,535,360
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      CEA Capital Partners USA CI, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 20 OF 25 PAGES
-----------------------------                       ---------------------------


                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of:
                        1,535,360
                  (iv)  Shared power to dispose or to direct the disposition of:
                        -0-

      TCW Shared Opportunity Fund II, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of: -0-
                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,172,138

      TCW Leveraged Income Trust, L.P.
            (a)   Amount beneficially owned: 8,895,814(1)
            (b)   Percent of class: 51.4%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote: -0-
                  (ii)  Shared power to vote or to direct the vote: 8,895,814
                  (iii) Sole power to dispose or direct the disposition of: -0-
                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,172,138

      (1) Each of the reporting persons herein is a member of a long-term voting agreement to elect certain directors of ACME Communications, Inc. and the group created thereby is deemed to beneficially own all of the securities beneficially owned by each of the reporting persons. Except for purposes of the voting agreement described above, each of the reporting persons herein disclaims beneficial ownership of the aggregated securities of the group which are attributable to them except to the extent of his or its proportionate pecuniary interest therein.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit A attached hereto.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP. Not Applicable

ITEM 10. CERTIFICATIONS. Not Applicable

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 21 OF 25 PAGES
-----------------------------                       ---------------------------


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      February 14, 2001

                                          JAMIE KELLNER

                                          /s/ Jaime Kellner
                                          -------------------------------------


                                          DOUG GEALY

                                          /s/ Doug Gealy
                                          -------------------------------------


                                          THOMAS ALLEN

                                          /s/ Tom Allen
                                          -------------------------------------


                                          MICHAEL ROBERTS

                                          /s/ Michael Roberts
                                          -------------------------------------


                                          THOMAS EMBRESCIA

                                          /s/ Tom Embrescia
                                          -------------------------------------


                                          BANCBOSTON VENTURES, INC


                                          By: /s/ Sanford Anstey
                                          -------------------------------------
                                          Name: Sanford Anstey
                                          Title: Managing Director

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 22 OF 25 PAGES
-----------------------------                       ---------------------------


                                          ALTA COMMUNICATIONS VI, L.P.

                                          By: Alta Communications VI Management
                                              Partners, L.P., its general
                                              partner


                                          By:  /s/ Brian McNeill
                                             ----------------------------------
                                          Name:    Brian McNeill
                                          Title:   G.P.



                                          ALTA-COMM S BY S, LLC


                                          By:  /s/ Brian McNeill
                                             ----------------------------------
                                          Name:    Brian McNeill, a member



                                          ALTA SUBORDINATED DEBT PARTNERS III,
                                          L.P.

                                          By:  Alta Subordinated Debt Management
                                               III, L.P., its general partner


                                          By:  /s/ Brian McNeill
                                             ----------------------------------
                                          Name:    Brian McNeill
                                          Title:   G.P.

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 23 OF 25 PAGES
-----------------------------                       ---------------------------


                                          CEA CAPITAL PARTNERS USA, L.P.

                                          By: CEA Management Corp.,
                                              its authorized representative


                                          By:  /s/ James J. Collis
                                             ----------------------------------
                                          Name:    James J. Collis
                                          Title    Executive Vice President



                                          CEA CAPITAL PARTNERS USA CI L.P.

                                          By: CEA Management Corp.,
                                              its authorized representative


                                          By:  /s/ James J. Collis
                                             ----------------------------------
                                          Name:    James J. Collis
                                          Title    Executive Vice President

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 24 OF 25 PAGES
-----------------------------                       ---------------------------


                                          TCW SHARED OPPORTUNITY FUND II, L.P.

                                          By: TCW Investment Management Company,
                                              its Investment Manager

                                          By: /s/ Darryl L. Schall
                                             ----------------------------------
                                          Name: Darryl L. Schall
                                          Title: Managing Director

                                          By: /s/ Nicholas W. Tell, Jr.
                                             ----------------------------------
                                          Name: Nicholas W. Tell, Jr.
                                          Title: Managing Director



                                          TCW LEVERAGED INCOME TRUST, L.P.

                                          By: TCW Investment Management Company,
                                              its Investment Manager

                                          By: /s/ Darryl L. Schall
                                             ----------------------------------
                                          Name: Darryl L. Schall
                                          Title: Managing Director


                                          By: /s/ Nicholas W. Tell, Jr.
                                             ----------------------------------
                                          Name: Nicholas W. Tell, Jr.
                                          Title: Managing Director


                                          TCW Advisers (Bermuda), Ltd.,
                                          as General Partner

                                          By: /s/ Darryl L. Schall
                                             ----------------------------------
                                          Name: Darryl L. Schall
                                          Title: Managing Director

-----------------------------                       ---------------------------
    CUSIP NO. 004631107               13G               PAGE 25 OF 25 PAGES
-----------------------------                       ---------------------------


                                                                       Exhibit A


                            Identification of Members


Jamie Kellner
Doug Gealy
Thomas Allen
Thomas Embrescia
Michael Roberts
BancBoston Ventures, Inc.
Alta Subordinated Debt Partners III, L.P.
Alta Communications, VI, L.P.
Alta Comm S-by-S, LLC
CEA Capital Partners USA, L.P.
CEA Capital Partners USA CI, L.P.
TCW Shared Opportunity Fund II, L.P.
TCW Leveraged Income Trust, L.P.